Exhibit 13.6

Props Distribution Video Script
[ADI TALKING]
Hi, my name is Adi Sideman, and I’m the co-founder and CEO of Props. We’re building a tokenized digital media network. This is my co-founder and Chief Business Officer Yonatan Sela.
Today, I’m proud to share a number of exciting updates and, as always, get your feedback.
Over the past year, we’ve worked to ensure strict compliance with US regulatory standards. As a result, we are positioning Props to be one of the first blockchain projects to issue tokens to all consumers, accredited and non-accredited, in compliance with US federal securities laws.
Specifically and with the input of legal experts, industry leaders, the Props token community and the United States Securities and Exchange Commission (the SEC), we are taking steps to qualify the distribution of Props tokens under Regulation A+ (also known as Reg A+). A Reg A+ filing enables us to bring Props to life for our entire community of users, so that regular users, including users in the United States, will benefit from the same utility and have the same token rights as accredited investors.
This is an exciting time for Props, and we are eager to hear your feedback regarding our path forward.
[YONATAN TALKING]
Today, we are also announcing our partnership with a third party developer, PeerStream.
We’re working with PeerSteam towards integrating Props into their two mobile apps, which are video-enabled social communities. This is a great opportunity to expose Props to millions of new users. PeerSteam’s expected adoption of Props would grow the network, increase utility of the Props token, and diversify Props’ use cases.
[ADI TALKING]
Given our progress towards launching a fully compliant and regulated path to token distribution, we want to share our updated token distribution schedule and how Props under Reg A+ fits into it.

We will distribute Props to accredited investors who purchased through CoinList on March 4th. There is already basic utility for Props tokens in the YouNow app. We expect that additional functionality will roll out in the months ahead, when we will begin rewarding the platform’s content creators and power users.
A Reg A+ offering qualified by the SEC will enable wider Props distribution, which is why we view it as an exciting, impactful, and near-term next step for the network. Based on the feedback that we get from you and upon a completed and qualified filing, we would also be able to distribute tokens to our unaccredited investors who purchased Props through Republic. At that time, the Props Rewards Engine would begin to mint tokens on an ongoing basis, to facilitate rewards for Props Blockchain validators and for users who create value for the network.
We are proud of our progress, and grateful for our community’s ongoing support. The team and I remain laser-focused on building the Props network, in order to become one of the world’s first and largest consumer-focused token networks. As always, your perspective and feedback are critical for us, and I invite you to share your thoughts and questions with me at adi@propsproject.com, or through our website at propsproject.com/feedback. Thank you.
Legal disclaimer:
No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy Props Tokens can be accepted and no part of any purchase price can be received until an offering statement is qualified pursuant to the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. A person's indication of interest involves no obligation or commitment of any kind.
This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our plans for developing the platform and future utility for the Props Token, future qualification of our Reg A+ offering and launch of our network, and future collaborations and partnerships. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results or performance to be materially different. We cannot assure you that the forward-looking statements will prove to be accurate.